Exhibit 99.2 Sabalo Acquisition October 17, 2018 1

Disclaimer Forward-Looking Statements This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about the expected benefits of the pending acquisition of Sabalo Energy, LLC, including certain interests of Shad Permian, LLC (collectively, “Shad”) acquired by Sabalo (collectively, "Sabalo") by Earthstone Energy, Inc. ("Earthstone,""ESTE"orthe"Company"),theexpectedfuturereserves,salesvolumes,production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the Company, and plans and objectives of management for future operations. Forward-looking statements, including guidance, are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: Earthstone's ability to integrate the operations of Sabalo successfully and achieve the anticipated benefits from the Sabalo acquisition; risks relating to any unforeseen liabilities of Earthstone or Sabalo; risks related to servicing of significant debt expected to be issued in connection with the Sabalo acquisition; declines in oil, natural gas liquids (“NGLs”) or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under the Company’s credit agreement; Earthstone’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; Earthstone’s ability to obtain external capital to finance exploration and development operations and acquisitions; the ability to successfully complete any other potential asset acquisitions and the risks related thereto; the impacts of hedging on results of operations; uninsured or underinsured losses resulting from oil and natural gas operations; Earthstone’s ability to replace oil and natural gas reserves; unforeseen technical difficulties in well drilling, completion and operation and product delivery bottlenecks; and any loss of senior management or key technical personnel. Earthstone’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent current reports on Form 8-K and any amendments of such filings, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law. The presentation contains Earthstone’s 2018 and 2019 sales volumes, production, capital expenditure and Adjusted EBITDAX guidance and such guidance after giving pro forma effect to the pending acquisition. The actual levels of production, capital expenditures, expenses and Adjusted EBITDAX may be higher or lower than these estimates due to, among other things, uncertainty in drilling schedules, changes in market demand and unanticipated delays in production. These estimates are based on numerous assumptions, including assumptions related to number of wells drilled, average spud to release times, rig count, and production rates for wells placed on production. These estimates are provided for illustration purposes only and are based on budgets and forecasts that have not been finalized. All or any of these assumptions may not prove to be accurate, which could result in actual results differing materially from estimates. If any of the rigs currently being utilized or intended to be utilized becomes unavailable for any reason, and Earthstone is not able to secure a replacement on a timely basis, we may not be able to drill, complete and place on production the expected number of wells. No assurance can be made that new wells will produce in line with historic performance, or that existing wells will continue to produce in line with expectations. Our ability to finance our 2018, 2019 and future capital budgets is subject to numerous risks and uncertainties, including reductions in our borrowing base, volatility in commodity prices and the potential for unanticipated increases in costs associated with drilling, production and transportation. In addition, our production estimates assume there will not be any new federal, state or local regulation applicable to us, or an interpretation of existing regulations, that will be materially adverse to our business. For additional discussion of the factors that may cause us not to achieve our production estimates, see Earthstone’s filings with the SEC, including its forms 10-K, 10-Q and 8-K and any amendments thereto. We do not undertake any obligation to release publicly the results of any future revisions we may make to this prospective data or to update this prospective data to reflect events or circumstances after the date of this presentation. Therefore, you are cautioned not to place undue reliance on this information. Industry and Market Data This presentation has been prepared by Earthstone and includes market data and other statistical information from third-party sources, including independent industry publications, government publications or other published independent sources. Although Earthstone believes these third-party sources are reliable as of their respective dates, Earthstone has not independently verified the accuracy or completeness of this information. Some data are also based on Earthstone’s good faith estimates, which are derived from its review of internal sources as well as the third-party sources described above. 2

Disclaimer Oil and Gas Reserves The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose estimated proved reserves, which are estimates of reserve quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC’s definitions for such terms. Earthstone discloses only estimated proved reserves in its filings with the SEC. Additional information regarding Earthstone’s and Sabalo’s estimated proved reserves is contained in Earthstone’s filings with the SEC. Certain estimates of proved reserves contained herein were independently prepared by Earthstone management utilizing NYMEX 5-year strip prices (future prices) for oil, natural gas and NGL’s as of October 1, 2018. Management believes the alternate pricing case is useful to investors because it uses future prices and not historical prices in its planning and strategic decision making. Future plugging and abandonment costs net of salvage value have been excluded from the NYMEX 5-year strip price reserves case. Actual quantities that may be ultimately recovered may differ substantially from estimates. Factors affecting ultimate recovery include the scope of the operators' ongoing drilling programs, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of potential resources may also change significantly as the development of the properties underlying Earthstone's mineral interests provides additional data. This presentation also contains Earthstone’s internal estimates of its and Sabalo’s potential drilling locations, which may prove to be incorrect in a number of material ways. The actual number of locations that may be drilled may differ substantially. Adjusted EBITDAX Earthstone uses Adjusted EBITDAX, a financial measure that is not presented in accordance with United States generally accepted accounting principles (“GAAP”). Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Earthstone’s management team and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Earthstone’s management team believes Adjusted EBITDAX is useful because it allows Earthstone to more effectively evaluate its operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Earthstone defines Adjusted EBITDAX as net income (loss) plus, when applicable, (gain) on sale of oil and gas properties; accretion; impairment expense; depletion, depreciation and amortization; exploration expense; transaction costs; interest expense; interest income; unrealized loss on mark-to-market of hedges; non-cash stock based compensation; and income tax (benefit). Earthstone excludes the foregoing items from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within their industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of Earthstone’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Earthstone’s computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies or to similar measures in Earthstone’s revolving credit facility. Please see page 33 for a reconciliation of Adjusted EBITDAX to net income (loss), Earthstone’s most directly comparable financial measure calculated in accordance with GAAP, for Earthstone. PV-10 Present Value Discounted at 10% (“PV-10”) is a non-GAAP measure that differs from a measure under GAAP known as “standardized measure of discounted future net cash flows” in that PV-10 is calculated without including future income taxes. Each of Earthstone’s and Sabalo’s management believes that the presentation of the PV-10 value of their oil and natural gas properties is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to their respective estimated proved reserves independent of income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to their respective reserves. Each of Earthstone’s and Sabalo’s management believes the use of a pre-tax measure provides greater comparability of assets when evaluating companies because the timing and quantification of future income taxes is dependent on company-specific factors, many of which are difficult to determine. For these reasons, each of Earthstone’s and Sabalo’s management uses and believes that the industry generally uses the PV-10 measure in evaluating and comparing acquisition candidates and assessing the potential rate of return on investments in oil and natural gas properties. PV-10 does not necessarily represent the fair market value of oil and natural gas properties. PV-10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. 3

Investment Highlights

Proven Management and Technical Team	▪ Track record for creating shareholder value ▪ Four prior successful public entities ▪ Long-term demonstrated operational excellence ▪ Repeat institutional investors
Midland Basin "Must Own" Growth Story	▪ ~50,800(1) net acres primed for years of low-cost growth ▪ 990(2) gross operated drilling locations ▪ Attractive economics creating scale and growth ▪ Significant production growth with high oil cut
Attractive Corporate Level Returns	▪ Development supported by attractive full-cycle economics ▪ Visible path to cash flow generation ▪ Balancing capital efficiency with growth
Strong Financial Profile	▪ Strong pro forma liquidity position enhances capital flexibility ▪ Focus on debt-adjusted cash flow growth ▪ Leverage target below 2.0x in 2019

Source: ESTE Management and investor presentations
(1) Pro forma for the Sabalo acquisition; includes ~1,330 net acres acquired by Sabalo after effective date (5/1/18); historical ESTE acreage figure includes recently announced acreage trade with an offset operator
(2) Pro forma for the Sabalo acquisition; Sabalo includes only WCA, WCB, LSBY and MSBY; historical ESTE locations reflect Midland Basin-only

EARTHSTONE Energy, Inc. 4

Transformational Acquisition Accelerates Earthstone's Midland Basin Evolution

Key Highlights

- 20,800 acre highly contiguous operated position in the core of the Midland Basin (85% operated)
  - Average operated working interest of 90% in existing units
  - 86% held by production (minimal continuous development obligations)
- Significant drilling inventory across the Lower Spraberry ("LSBY"), Wolfcamp A ("WCA"), Wolfcamp B ("WCB") and Middle Spraberry ("MSBY")
- Track record of oil production growth with visible path to free cash flow
- Significant infrastructure in place to facilitate an accelerated, multi-rig development program
- Long-term firm marketing agreements create flow assurance and attractive downstream market optionality
- Committed financing in place, including upsized borrowing base of $475MM and bridge facility
- Expected closing date in late 2018 or first quarter 2019 (final closing subject to shareholder approval)

Key Acquisition Metrics

Purchase Price ($MM)(1)	$950
Total Net Acres(2)	~20,800
1P Reserves(3)	~91 MMBoe
1P PV 10 ($MM)(3)	~$1,228
Current Production(4)	11,200 Boe/d / (~83% oil)
Gross Locations (Op / Non-Op)(5)	488 / 349
Average Operated Working Interest	90%
Implied Adjusted Transaction Metrics	
$ / 1P Reserves(6)	$10.78
$ / Undeveloped Acre(6)(7)	$25,385
$ / Net Op Location ($MM)(6)(8)	$1.2

Combined Midland Basin Map



Dawson
Borden
Martin
Howard
Glasscock
Upton
Reagan
Earthstone Acreage
Sabalo Acreage

Source: ESTE Management
Note: Total transaction value ("TTV") defined as $950MM purchase price plus $26MM for ~1,330 net acres acquired by Sabalo after effective date (5/1/18)
(1) Excludes customary purchase price adjustment and $26MM for ~1,330 acres acquired by Sabalo after effective date (5/1/18)
(2) Includes ~1,330 net acres acquired by Sabalo after effective date (5/1/18)
(3) ESTE and Sabalo reserves based on ESTE management's internal estimates as of 10/1/2018; Cash flows assume NYMEX strip pricing as of 10/1/2018; 1P PV-10 rounded to the nearest whole number
(4) Reflects estimated September 2018 sales volumes
(5) Includes only WCA, WCB, LSBY and MSBY
(6) TTV includes $26MM for ~1,330 net acres acquired by Sabalo after effective date (5/1/18)
(7) $/Undeveloped Acre assumes $40,000 per flowing Boe; calculated as TTV-(Current Production x $40,000)/Total Net Acres
(8) Reflects TTV-(Current Production x $40,000)/446 net operated locations

EARTHSTONE Energy, Inc. 5

Increased Size, Scale and Core Inventory in the Midland Basin

	EARTHSTONE Energy, Inc.	SABALO	Pro Forma EARTHSTONE Energy, Inc.
Midland Basin Net Acres[1]	~30,000	~20,800	~50,800
Proved Reserves (MMBoe)[2] [5]	~84	~91	~174
1P PV-10 ($MM)[2] [5]	~$965	~$1,228	~$2,193
Current Net Production (Boe/d)[3] [5]	~10,650 (65% oil)	~11,200 (83% oil)	~21,850 (75% oil)
Gross Operated Locations[4]	502	488	990
Proven Benches	LSBY, WCA, WCB Upper, WCB Lower, WCC	MSBY, LSBY, WCA, WCB	MSBY, LSBY, WCA, WCB, WCC
Current Rigs Running	1	2	3
Average Operated Lateral Length	8,650'	9,160'	8,900'

Source: ESTE Management and investor presentations
(1) Includes ~1,330 net acres acquired by Sabalo after effective date (5/1/18); historical ESTE acreage figure includes recently announced acreage trade with an offset operator
(2) ESTE and Sabalo reserves based on ESTE management's internal estimates as of 10/1/2018; Cash flows assume NYMEX strip pricing as of 10/1/2018
(3) Reflects midpoint of estimated Q3 2018 sales volumes for ESTE and estimated September 2018 sales volumes for Sabalo
(4) Sabalo includes only WCA, WCB, LSBY and MSBY; historical ESTE locations reflect Midland Basin-only
(5) ESTE proved reserves, 1P PV-10 and current net production inclusive of Eagle Ford; ESTE and Sabalo reserves based on ESTE management's internal estimates as of 10/1/2018; Cash flows assume NYMEX strip pricing as of 10/1/2018; proved reserves and PV-10 reflect rounded figures rounded to nearest whole number

EARTHSTONE Energy, Inc. 6

Selected Midland Basin Transactions Highlight Value Paid per Acre Comparable Midland Basin A&D Activity Precedent Transactions $/Undeveloped Acre(1) 9/6/2016 ESTE / Sabalo Acquisition 10/18/2016 1 2 3 4 5 6 7 Callon / Plymouth Petroleum Purchase Price: $950MM (2) SM Energy / QStar Purchase Price: $327MM Net Production: 11.2 MBoe/d Purchase Price: $1,600MM $42,129 Net Production: 2.3 MBoe/d Net Acres: 20,800(3) Net Production: 2.4 MBoe/d $41,468 Net Acres: 5,667 Adj. $ / Acre(4): $25,385 Net Acres: 35,700 $37,408 Adj.Gaines $ / Acre(1): $41,468 Dawson Adj. $Borden / Acre(1): $42,129 $31,635 Average: $35,026 (5) $29,858 (4) $27,660 2 $25,385 7 3 5 6 Andrews Martin Howard SM - Rock CPE - SM - Qstar Parsley - Birch - FANG - Sabalo Oil Plymouth Double Breitburn Ajax Acquisition Eagle 8/8/2018: 4 1 Diamondback / Ajax 8/6/16 9/6/16 10/18/16 2/7/17 3/26/188/8/18 4Q’18 Purchase Price: $1,245MM Net Production: 12.1 MBoe/d Net Acres: 25,493 Adj. $ / Acre(1): $29,858 World Class Asset at an Attractive Purchase Price 2/7/2017: Parsley / Double Eagle 8/6/2016 Purchase Price: $2,800MM SM Energy / Rock Oil . Significant production value with stacked pay upside Ector Midland Glasscock Sterling Net Production: 3.6 MBoe/d Purchase Price: $980MM Net Acres: 71,000 Net Production: 4.9 MBoe/d Adj. $ / Acre(1): $37,408 Net Acres: 24,783 . Premium returns across multiple benches in the core of the oily Adj. $ / Acre(1): $31,635 Northern Midland Basin 3/26/2018: Birch Permian / Breitburn . Delineated Lower Spraberry and Wolfcamp A alone support Purchase Price: $775MM Net Production: 5.7 MBoe/d purchase price, with substantial proven upside across the Net Acres: 17,502 Adj. $ / Acre(1)(5): $27,660 Wolfcamp B and Middle Spraberry Attractive acquisition price of $25,385(4) per net acre compares favorably to recent Midland Basin deals with average acquisition price of ~$35,026 per net acre(1) Source: Public filings, Wall Street estimates (1) Assumes $40,000 per flowing Boe; calculated as TTV-(Current Production x $40,000)/Total Net Acres (2) Purchase price excludes customary purchase price adjustments for additional acreage and $26MM for ~1,330 acres acquired by Sabalo after effective date (5/1/18) (3) 20,800 includes ~1,330 net acres acquired by Sabalo after effective date (5/1/18) (4) Purchase price for Adj. $/Acre metric includes $26MM for ~1,330 net acres acquired by Sabalo after effective date (5/1/18) 7 (5) Birch / Breitburn $/undeveloped acre reflects value after deducting ~$64MM estimated for the 7.5% equity interest received in Breitburn legacy assets (now known as Maverick Natural Resources)

Deep Inventory of Identified Highly Economic Locations

Pro forma portfolio provides for decades of drilling inventory

- 990 Midland Basin gross operated locations
- 123% increase in extended lateral locations
- Sabalo acreage ideally situated for highly economic extended lateral development
  - Average operated drilling spacing units ("DSU") lateral lengths of ~9,160'
  - ~67% of operated inventory is extended laterals
  - Full development assumes 32 wells / section
- Pro forma Midland Basin inventory will be ~60% extended laterals



Midland Basin Gross Operated Locations
ESTE
Sabalo(1)
PF ESTE
502
488
990
ESTE
Sabalo
PF ESTE



Midland Basin Net Acres
ESTE
Sabalo(2)
PF ESTE
30,000
20,800
50,800
ESTE
Sabalo
PF ESTE



Gross Operated Extended Lateral Locations (Greater Than 8,750')
ESTE(3)
Sabalo(1)
PF ESTE
~123% Increase
264
325
589
ESTE
Sabalo
PF ESTE

Source: ESTE Management, investor presentation
(1) Includes only WCA, WCB, LSBY and MSBY; 'Gross Operated Extended Lateral Locations' for Sabalo reflect locations with lateral lengths of 10,000'
(2) Includes ~1,330 net acres acquired by Sabalo after effective date (5/1/18)
(3) Includes gross locations with lateral lengths of 8,750' – 10,000'

EARTHSTONE Energy, Inc. 8

Sabalo Acquisition Meets Key Earthstone Criteria Sabalo Criteria Benchmark Acquisition . Well known geology with high oil-in-place across the position Superior Reservoir and . Allows current ESTE team to leverage existing experience and execute on development now Rock Quality . Strong single well economics supporting attractive returns at low commodity ✓ prices . Allows for capital efficient development . Sets up for extended lateral development and greater economies of scale Largely Contiguous . Accelerates ESTE’s transition to a Mid-Cap pure play Permian company Operated Position . Leverage operational expertise on a contiguous position to drive down ✓ operating expenses . Creates platform for further consolidation Meaningful PDP . Proven production ramp demonstrates repeatability of asset base Component . Puts ESTE production on track to exceed 30 MBoe/d by year-end 2019 ✓ . Purchase price supported by delineated benches alone Valuation Supported by . Visible low-risk development opportunity with limited geological risk Delineated Benches . Attractive purchase price relative to recent comparable transactions ✓ . Has true stacked pay potential with multiple benches across majority of Significant Stacked Pay position . Ability to utilize multi-well pad drilling to drive down development costs ✓ Attractive Midstream and . Has meaningful gathering and water infrastructure in place Flow Assurance . Has near-term oil flow assurance with access to local downstream markets ✓ Source: ESTE Management Note: See cautionary statement regarding estimated results and costs at beginning of this presentation 9

Stacked Pay Opportunity Derisked by Delineated Benches

Purchase price supported by Wolfcamp A and Lower Spraberry, which are completely delineated

- Four proven targets across Sabalo acreage
- Lower Spraberry and Wolfcamp A completely derisked and alone support the purchase price
  - Offset operators testing 16 locations per section per bench
- Wolfcamp B and Middle Spraberry represent substantial demonstrated upside and are being derisked by offset operators
  - SM Energy's Wolfcamp B Sundown well with peak IP-30 of 906 Boe/d
  - Energen's Adams well confirms high productivity in Middle Spraberry

Lower Spraberry Completions


Howard
Adams NS 43-6 01 (MSBY)
Sabalo
Earthstone

Wolfcamp A Completions


Howard
Sundown 4566 WB (WCB)
Sabalo
Earthstone


Midland Basin Spacing Assumptions
Horizon
Spacing
5,280'
MSBY
LSBY
WCA
WCB
Total Wells per Section: 32
Completely Delineated Zones

Source: ESTE Management, IHS

EARTHSTONE Energy, Inc. | 10

Sabalo and Offset Operator Well Results

Recent Well Results

	Well Name	Operator	LL (Ft.)	Normalized IP-30 / 1000' (Boe/d) [1]	%Oil
1	Sledge Unit 06-07 2SH	Surge	7,035	161	88%
2	Newton Unit 06-43 2SH	Surge	7,301	127	86%
3	Newton Unit 06-43 1SH	Surge	6,870	120	88%
4	Gunner 03-39 1SH	Sabalo	9,806	106	97%
5	Big El 45-04 1SH	Sabalo	9,435	100	91%
6	Mr. Phillips 11-02 1SH	Sabalo	10,047	98	89%
7	Dragon Unit B 20-29 8SH	Surge	9,905	90	90%
8	Sundown 4524 LS	SM	10,352	76	89%
9	O'Hagen 2047	SM	9,172	180	91%
10	Scatter 15-10 1AH	Sabalo	9,140	159	92%
11	Fezzik A 2444 WA	SM	10,330	150	88%
12	Gello	Sabalo	9,982	147[2]	100%
13	Garon	Sabalo	8,835	146[2]	100%
14	Fezzik A 2443 WA	SM	10,307	145	88%
15	The King 45-04 1AH	Sabalo	10,149	141	90%
16	Tish 46-03 1AH	Sabalo	9,220	134	89%
17	Ginger 22-27 1AH	Sabalo	10,137	129	90%
18	Thumper 14-23 1AH	Sabalo	10,105	122	88%
19	Viper 14-09-1WA	SM	10,422	120	91%
20	Dragon 1AH	Surge	10,000	119	94%
21	Farva B 4845	SM	9,995	118	92%
22	Lil El 1AH	Sabalo	9,466	113[2]	94%
23	Oldham Trust 4051A	Grenadier	10,426	105	93%
24	Farva A 4844	SM	9,954	90	92%
25	Leviathan Unit B20-20 9AH	Surge	9,242	90	92%
26	Eastland 15 2WH	Apache	4,202	140	91%
27	Wolfe-Brophy 45-04 8BH	Surge	6,792	118	90%
28	Sundown 4566 WB	SM	10,336	88	90%
29	Dragon Unit A 20-29 3BH	Surge	9,653	76	93%
30	Wolf-Brophy MSS	Surge	6,700	141	90%
31	Adams 601H	Energen	8,822	103	89%
32	Gaskins 803H	Energen	6,572	138	86%

Lower Spraberry | Wolfcamp A | Wolfcamp B

Middle Spraberry | Jo Mill | Sabalo Operated

Howard County Activity Map



SURGE Energy
SM ENERGY
GRENADIER
encana
LEGACY RESERVES
Rigs
Sabalo Operated Acreage
Sabalo Non Operated Acreage

Sabalo position is de-risked with significant well control in the Lower Spraberry, Wolfcamp A, Wolfcamp B and Middle Spraberry

Source: ESTE Management, investor presentations, 1Derrick
(1) Represent peak IP-30 rates normalized to 1,000 ft.
(2) IP reflects IP-24 rates normalized to 1,000 ft.

EARTHSTONE Energy, Inc. 11

Sabalo Acquisition: Wolfcamp A Performance

- Geologic data and extensive delineation confirms Sabalo's position is within the core development window
  - Primary development zone in Howard County with 200' of reservoir and up to 60 MMBbls/section of oil in place
- Highest rate production of all benches in Howard County with significant improvements in recent well performance as operators transition to longer laterals
  - Recent Sabalo and SM Energy wells have resulted in IP-30's ranging from ~1,200 Boe/d to ~1,500 Boe/d
- 103 gross operated potential locations (utilizing 660' spacing) well situated for development
  - 70 extended lateral locations

Wolfcamp A Well Map



Dawson
Borden
Howard
Dragon Unit 6AH
Dragon Unit 1AH
Ginger 22-27 1AH
Scatter 15-10 1AH
The King 45-04 1AH
Thumper 14-23 1AH
Tiger 26-35 1AH
Tish 46-03 1AH
Offset Operator Wells

Wolfcamp A Performance Profile

Wolfcamp A Cum. Oil Production[1]



OFFSET OPERATOR WELL
GINGER 22-27 1AH
SCATTER 15-10 1AH
THE KING 45-04 1AH
THUMPER 14-23 1AH
TIGER 26-35 1AH
TISH 46-03 1AH
DRAGON UNIT B 20-29 6AH
DRAGON UNIT B 20-29 1AH
WCA 10K Type Curve
890 MBo
Normalized Cum. Oil (MBo)
300
250
200
150
100
50
0
30
60
90
120
150
180
210
240
270
300
330
360
Days

Wolfcamp A Type Curve Detail

Type Curve Area	Lateral Length (ft)	DC & E ($M)	EUR[1] (MBoe)	Oil[2] (%)	NGL[2] (%)	IRR (%)[3] $50/$2.50	IRR (%)[3] $60/$2.50
Howard - WCA	10,000	$8,700	1,080	73%	17%	52%	80%

(1) EUR calculated on a 2-stream basis
(2) Percent oil and NGL calculated on a 3-stream basis
(3) Single well rates of return assumes 3-stream economics on flat price deck of Oil - $50.00 and $60.00/Bbl, Gas - $2.50/Mcf before deductions for transportation, gathering, and quality differential. Assumes 3 month delay from spud to first sales

Source: ESTE Management, IHS
(1) Production data normalized to 10,000' lateral lengths. Production data adjusted for downtime

EARTHSTONE Energy, Inc. 12

Sabalo Acquisition: Lower Spraberry Performance

- Thick Lower Spraberry resource across the entire Sabalo position ideally positions the asset for extended lateral development
- Improvements in landing zone and completions have increased well performance
  - Recent Sabalo wells have resulted in IP-30's ranging from ~900 Boe/d to ~1,000 Boe/d and are in line with top LSBY wells in Howard County
  - Operated wells show potential to outperform type curve
- 123 gross operated potential locations (utilizing 660' spacing) well suited for development
  - 80 extended lateral locations

Lower Spraberry Well Map



Dawson
Borden
Howard
Dragon Unit 8SH
Big El 45-04
Crazy Cat 1SH
Gunner 03-391SH
Mr Phillips 11-2 1SH
Offset Operator Wells

Lower Spraberry Performance Profile

Lower Spraberry Cum. Oil Production[1]



OFFSET OPERATOR WELL
BIG EL 45-04 1SH
MR PHILLIPS 11-2 1SH
GUNNER 03-39 1SH
CRAZY CAT 1SH
DRAGON UNIT B 20-29 8SH
LSS 10K Type Curve
670 MBo
Normalized Cum. Oil (MBo)
Days
0
30
60
90
120
150
180
210
240
270
300
330
360
50
100
150
200
250
300

Lower Spraberry Type Curve Detail

Type Curve Area	Lateral Length (ft)	DC & E ($M)	EUR[1] (MBoe)	Oil[2] (%)	NGL[2] (%)	IRR (%)[3] $50/$2.50	IRR (%)[3] $60/$2.50
Howard - LSBY	10,000	$8,700	850	68%	19%	28%	44%

(1) EUR calculated on a 2-stream basis
(2) Percent oil and NGL calculated on a 3-stream basis
(3) Single well rates of return assumes 3-stream economics on flat price deck of Oil - $50.00 and $60.00/Bbl, Gas - $2.50/Mcf before deductions for transportation, gathering, and quality differential. Assumes 3 month delay from spud to first sales

Source: ESTE Management, IHS
(1) Production data normalized to 10,000' lateral lengths. Production data adjusted for downtime

EARTHSTONE Energy, Inc. 13

Midstream Agreements Provide Oil Flow Assurance

Sabalo

- Multi-year dedications to support long-term crude oil and natural gas production growth
  - 7-Yr (with 3-Yr option) oil gathering and connection agreement with Delek to gather and purchase oil
  - 12-Yr agreement with WTG to gather, transport and process natural gas
- Sabalo production sold to local Big Spring Refinery under marketing agreement with Delek
  - As the owner of the Big Spring Refinery, Delek is incentivized to deliver Sabalo barrels to its refinery
  - Delek's recently constructed trunkline from Sabalo acreage to Big Spring refinery creates direct access to downstream market

Historical Earthstone

- Earthstone's current relationships with purchasers provide assurance of future takeaway
  - Plains, American Midstream, Enterprise and Rio are primary purchasers in Southern Midland Basin
  - Earthstone maintains ongoing discussions regarding acreage dedications for gathering on its southern acreage



Current ESTE Oil Production
100% Trucked
Sabalo Crude Oil Production
Pipeline Takeaway (7-10 Yr Delek Contract)
Sabalo Natural Gas Production
Pipeline Takeaway (12-Yr WTG Contract)
Pro Forma ESTE
Multiple Takeaway Avenues Provide Flow Assurance

Source: ESTE Management, Company presentations, IHS, public filings, investor presentations

EARTHSTONE Energy, Inc. 14

Takeaway Optionality Across the Midland Basin  Earthstone has access to multiple delivery points across the Midland Basin  Ample capacity for legacy Southern Midland Basin volume via various trucking points  Proximity to Midland and Colorado City hubs provides access to various downstream markets  Major hubs also provide a variety of natural gas market outlets, including several major interstate and intrastate pipelines Multiple Direct Access Points via Colorado City Hub: via Midland Hub: Cushing, OK Midland-Sealy Longview, TX (Midwest refiners) Basin & Mesa Nederland, TX (LA refiners) Sunvit Houston, TX (TX refiners) Longhorn Cactus 15 Source: ESTE Management, Bentek, company presentations

Owned Water Infrastructure on Sabalo Acreage Supports Low Cost Development Water Infrastructure Overview Sabalo Water Infrastructure Map  30 miles of owned produced water gathering lines  Produced water recycling facility in process with capacity of 70 MBbls/d along with a 750 MBbls water pit  Facility reduces need for third party salt water disposal (“SWD”) takeaway and simultaneously lowers water sourcing costs  640 MBbls frac pit (three additional third party frac pits on or adjacent to acreage) Water Sourcing  150 MBbls/d of fresh water deliverability with potential for additional barrels if needed  100 MBbls/d from Gravity Oilfield Services  50 MBbls/d from Select Energy Services Salt Water Disposal  50 MBbls/d of on-pipe SWD injection  40 MBbls/d of on-pipe third party SWD takeaway capacity 16 Source: ESTE Management

Strong Oil Production and Cash Margins Compare Favorably to Permian Peer Group Oil cut and cash margins continue to be at the forefront of investor focus % Oil – 2Q’18 Production 2Q’18 Adjusted EBITDAX Margin ($/Boe)(4) 90% $60.00 78% 80% 76% 75% (1) $50.00 $47.42 68% (2) 70% 65% 63% $38.95 60% 56% $40.00 $37.71 $34.67 (3) $32.60 50% 45% $28.51 42% $30.00 $25.47 40% $21.42 30% $20.00 $15.39 20% $10.00 10% 0% $0.00 Peer 1 Peer 2 PF ESTE Peer 3 ESTE Peer 4 Peer 5 Peer 6 Peer 7 Peer 1 Peer 2 Peer 3 Peer 4 PF ESTE Peer 5 ESTE Peer 6 Peer 7 (1) Reflects midpoint of estimated Q3 2018 sales volumes for ESTE and estimated September 2018 sales volumes for Sabalo (2) Reflects midpoint of estimated Q3 2018 sales volumes for ESTE (3) Reflects ESTE Q2 2018 Adjusted EBITDAX and Sabalo Q2 2018 operating cash flow; reflects Q2 2018 Sabalo total production of ~772 MBoe (4) Adjusted EBITDAX is a non-GAAP financial measure. Please see page 33 for a reconciliation of Adjusted EBITDAX to net income (loss), Earthstone’s most directly comparable financial measure calculated in accordance with GAAP Note: Peer group includes CPE, HK, JAG, MTDR, PE, REN and SM 17 Source: ESTE management, public filings, Wall Street estimates

Compelling Valuation for High Quality Permian Position

	Peer 1	Peer 2	Peer 3	Peer Average	Pro Forma EARTHSTONE Energy Inc.
Net Permian Acres	21,100	79,300	86,155	62,182	50,800
2Q'18 Permian Production (Boe/d) (%Oil)	24,036 (45%oil)	34,562 (78%oil)	28,954 (76%oil)	29,184 (66%oil)	21,850 (1) (75%oil)
Permian Gross Drilling Locations (2)	559	2,090	1,500	1,383	990
TEV / 2019E EBITDAX	3.5x	6.1x	6.1x	5.2x	3.5x (3)
TEV / Undeveloped Acre (4)	$20,031	$24,718	$31,378	$25,376	$13,960 (1)(5)(6)
TEV / Permian Gross Drilling Locations ($MM)	$2.5	$1.6	$2.6	$2.2	$1.6 (5)

Source: ESTE Management, public filings, Wall Street estimates; market data as of 10/15/18
Note: Peers include CPE, JAG and REN
(1) Represents midpoint of estimated Q3 2018 sales volumes for ESTE and estimated September 2018 sales volumes for Sabalo
(2) REN locations defined as "Gross Operated Wolfcamp Development Locations"; JAG locations defined as "Gross Locations", CPE locations defined as "Gross Operated Locations in Only Currently Producing Zones", ESTE locations defined as "Midland Basin Gross Operated Locations"
(3) Reflects historical ESTE on a standalone basis for both TEV and 2019E EBITDAX
(4) TEV / Undeveloped Acre = TEV – (2Q'18 Average Daily Production * 40,000 per flowing Boe) / Net Acres
(5) TEV reflects Sabalo acquisition financing: $500MM senior notes offering, $225MM preferred equity placement and $300MM equity to Sabalo
(6) ESTE $/Undeveloped Acre adjusted to remove ESTE Eagle Ford PUD, PROB and POSS PV-10 value; acreage adjusted to reflect Midland-only net acreage

EARTHSTONE Energy Inc. 18

Earthstone is Uniquely Positioned to Create Shareholder Value

Creation of "Must Own" Midland Basin Growth Story	▪ ~50,800 net acres primed for years of low-cost growth ▪ Entire Midland Basin portfolio offers attractive economics creating scale, growth and added upside ▪ Proven management team with strong operational track record
Attractive Corporate Level Returns	▪ Development supported by full-cycle economics ▪ Visible path to positive free cash flow ▪ Balancing capital efficiency with growth
Infrastructure and Midstream Contracts in Place	▪ Multi-year marketing agreements provide flow assurance ▪ Proximity to multiple downstream markets ▪ Significant new takeaway projects in the basin underway
Strong Financial Profile	▪ Pro forma leverage of ~2.5x[1] with target below 2.0x in 2019 ▪ Strong pro forma liquidity position enhances capital flexibility ▪ Focus on debt-adjusted cash flow growth
Expanding into New Peer Group	▪ Select group of pure play, high growth oil stories with upside ▪ Peer group will include Callon Petroleum Company, Jagged Peak Energy Inc., Matador Resources Company and Centennial Resource Development, Inc. ▪ Low-risk oil growth positions Earthstone favorably relative to peers

Right Assets

+

Right Team

+

Right Capital Structure

=

Strong Risk-Adjusted Returns

Source: ESTE Management and Company presentations

(1) Pro forma leverage based on 2Q'18 pro forma LQA Adjusted EBITDAX, which gives effect to the Sabalo transaction. Please see page 21. 2Q'18 pro forma LQA Adjusted EBITDAX is calculated by multiplying ESTE's 2Q'18 pro forma Adjusted EBITDAX amount by four. The 2Q'18 LQA pro forma Adjusted EBITDAX amount calculated for purposes of this presentation is not intended to be indicative of ESTE's actual year end Adjusted EBITDAX results. Adjusted EBITDAX is a non-GAAP financial measure. Please see page 33 for a reconciliation of Adjusted EBITDAX to net income (loss), Earthstone's most directly comparable financial measure calculated in accordance with GAAP

EARTHSTONE Energy, Inc. 19

Attractive Acquisition Financing  Committed financing in place for entire cash portion of Sabalo purchase price and upsized borrowing base of $475MM Committed  Contemplated financing includes: $500MM senior notes, $225MM preferred equity and Financing in Place $300MM equity to Sabalo  Under-levered balance sheet allows for optimal use of debt financing to support long- term capital structure and per share accretion  $225MM convertible preferred commitment with attractive terms from certain investment funds managed by EIG Global Energy Partners (“EIG”)(1) Convertible ─ 8.75% coupon; 20% conversion premium Preferred at Attractive Terms ─ Holders have option to redeem after 10 years and 50% of redemption price may be paid in shares of Class A common stock  Ability to PIK coupon for first two years and 100% equity credit expected from Moody’s (2)  2.5x pro forma leverage with visible path to sub 2.0x leverage in 2019 Results in Strong (3) Financial Position  Pro forma liquidity of $471MM with an increased borrowing base of $475MM and Ample Liquidity  Balance sheet supports immediate growth and execution of development plan Source: ESTE Management Note: High yield bridge financing in place simultaneous with contribution agreement signing (1) EIG is also obligated to fund a $30 million private placement of Class A common stock that is conditioned upon the public issuance of $60 million of Class A common stock and the closing of the Sabalo Acquisition, should such offering occur prior to closing of the Sabalo Acquisition (2) Assumes Q2’18 capital structure adjusted for $500MM senior notes offering, $225MM preferred equity placement and $300MM equity to Sabalo 20 (3) Liquidity as of 6/30/18. Liquidity defined as revolver availability plus cash

Pro Forma Capitalization

Assumptions

- $500MM senior notes offering
- $225MM preferred equity placement
- $300MM equity to Sabalo

Sources & Uses ($MM)

Sources	
New Senior Notes	$500
Convertible Preferred Equity	225
Equity to Sabalo	300
Total Sources	$1,025

Uses	
Sabalo Acquisition	$950
PP Adjustment for Acquisition (1)	26
Estimated Fees & Expenses	35
Paydown Revolving Credit Facility	14
Total Uses	$1,025

ESTE Pro Forma Capitalization

($ in millions)

	As Filed 2Q2018	Sabalo Acquisition Adjustments	Pro Forma 2Q2018
Cash & Cash Equivalents	$4		$4
Revolving Credit Facility	$23	(14)	$9
New Senior Notes	-	500	500
Total Debt	$23		$509
Market Capitalization	$595	300	$895
Convertible Preferred Equity	-	225	225
Total Equity	$595		$1,120
Total Capitalization	$617		$1,628
2Q2018E Ann. Adjusted EBITDAX (2)	$82	124 (3)	$206
Total Debt / Total Capitalization	4%		31%
Total Debt / 2Q2018E Ann. Adj. EBITDAX (2)	0.3x		2.5x
Borrowing Base	$225	250	$475
Liquidity (4)	$207		$471

Source: ESTE Management, FactSet (market data as of 10/15/2018)

Substantial liquidity to execute on development plan through expanded borrowing base

Source: ESTE Management, public filings
Note: Expected closing date in late 2018 or first quarter 2019
(1) Excludes other customary purchase price adjustments
(2) Adjusted EBITDAX is a non-GAAP financial measure, see page 33 for a reconciliation of Adjusted EBITDAX to net income (loss), Earthstone's most directly comparable financial measure calculated in accordance with GAAP; 2Q'18 pro forma Annualized Adjusted EBITDAX based on ESTE's 2Q'18 LQA Adjusted EBITDAX of $82MM plus Sabalo's LQA Operating Cash Flow (direct revenues less operating expenses). 2Q'18 LQA actual and pro forma Adjusted EBITDAX amounts are calculated by multiplying each of the 2Q'18 actual and pro forma Adjusted EBITDAX amounts by four. LQA operating cash flow for Sabalo is calculated by multiplying Sabalo's actual operating cash flow amount for 2Q'18 by four. The 2Q'18 LQA actual and pro forma Adjusted EBITDAX and Sabalo's LQA operating cash flow amounts calculated for purposes of this presentation are not intended to be indicative of actual year end results for ESTE and Sabalo respectively
(3) Adjustments to Adjusted EBITDAX include the addition of operating cash flow for Sabalo. Please see page 33 for a computation of operating cash flow for Sabalo
(4) Liquidity defined as revolver availability plus cash

EARTHSTONE Energy, Inc. 21

Capital Budget, Guidance and Estimated Q3 2018 Results

ESTE 2018 Capital Budget[1]

($ in millions)		Gross / Net Wells Spudded	Well Count On-Line
Drilling and Completion			
Operated Midland Basin	$107	15 / 13.4	19 / 15.0
Non-Operated Midland Basin	12	5 / 2	5 / 2
Operated Eagle Ford	12	10 / 2.1	16 / 3.6
Land / Infrastructure	9		
Total	$140		

FY Guidance[2]

	FY 2018E [1][3]	FY 2019E [3]
Average Production (Boe/d)	10,500 - 11,000	25,000 - 29,000
%Oil	64%	70%
%Gas	17%	
%NGL	19%	
Operating Costs		
LOE and Workover ($/ Boe)	$5.25 - $5.50	
Production Taxes (%of Revenue)	5.0%- 5.3%	
G&A ($/ Boe)	$5.00 - $5.50	
Capital Budget ($MM)	$140	$425 - $500

2018 Capex by Project Area[1]

Total Capex



6%
9%
9%
76%
Operated Midland Basin
Non-Operated Midland Basin
Operated Eagle Ford
Land / Infrastructure

D&C Capex



9%
91%
Midland Basin
Eagle Ford

ESTE Q3 2018 Estimated Results[3]

Sales Volumes (Boe/ d)	10,550 - 10,750
Adjusted EBITDAX ($MM)	$30 - $31

Source: Investor presentations, press releases, ESTE Management
(1) Assumes a 1-rig program for the operated Midland Basin acreage
(2) Assumes Sabalo Acquisition closes on January 1, 2019. Assumes a 3-rig program on combined Earthstone and Sabalo operated Midland Basin acreage
(3) Figures reflect current estimates. See cautionary statement regarding estimated results and costs at the beginning of this presentation. Adjusted EBITDAX is a non-GAAP financial measure. Please see page 33 for a reconciliation of Adjusted EBITDAX to net income (loss), Earthstone's most directly comparable financial measure calculated in accordance with GAAP

EARTHSTONE Energy, Inc. 22

Legacy Earthstone Overview 23

Legacy Earthstone Overview  The Woodlands, Texas based E&P company is focused on development and production of oil and natural gas with current operations in the Midland Basin Asset Overview Midland Basin (~30,000 core net acres) and the Eagle Ford (~14,300 core net acres) Gaines Dawson Borden Scurry Fisher Jones  Strategy of growing through the drill bit, organic leasing, and attractive asset acquisitions and business combinations Recent Activity: Andrews Martin Howard Mitchell Nolan Taylor  1 rig drilling program on existing Midland Basin acreage  Well results continue to meet or exceed type curves  Recently completed Wolfcamp B Lower well in Upton County with Coke Winkler Ector Midland Glasscock initial rates of 1,875 Boe/d (87% oil) Sterling Runnels  In October 2018, completed an acreage trade for ~3,900 net operated acres in Reagan County for ~1,220 net non-operated acres in Glasscock County Ward Crane Tom Green  Net increase of ~2,700 acres and ~350 Boe/d Upton Reagan ves Irion  Finalizing an additional acquisition of a 760 acre mineral lease adjacent to existing and newly traded acreage in Central Reagan County Sabalo Pecos Earthstone  Creates a 14,000 acre contiguous position Crockett Schleicher Existing Production Summary Market Statistics(2) Q3’18 Estimated Net Production(1): ~10,650 Boe/d ($ in millions, except stock price) Class A Common Stock (MM) 28.2 Class B Common Stock (MM) 35.8 Eagle Ford Total Common Stock Oustanding (MM) 64.0 19% Stock Price (as of 10/15/18) $9.30 Market Capitalization $595.0 Plus: Total Debt $22.5 Midland Basin 81% Less: Cash ($4.2) Enterprise Value $613.3 (1) Reflects midpoint of estimated Q3 2018 sales volumes 24 (2) Class A and Class B Common Stock outstanding as of July 30, 2018. Total debt and cash balances as of June 30, 2018

ESTE: Consistent Growth and Margin Expansion While Maintaining the Balance Sheet

Average Daily Production (Boe/d)(1) (2) (3)



12,000
9,000
6,000
3,000
0
3,936
4,002
7,869
10,650
10,750
FY15A
FY16A
FY17A
Estimated Q3'18
FY18E

Adjusted EBITDAX ($MM)(1)(3)



$150.0
$100.0
$50.0
$0.0
$26.5
$18.7
$60.6
$122.0
FY15A
FY16A
FY17A
Estimated Q3'18 Annualized

Lease Operating Expenses ($/Boe)(1) (3) (4)



$12.00
$9.00
$6.00
$3.00
$0.00
$10.95
$10.29
$6.84
$5.77
$5.38
FY15A
FY16A
FY17A
1H'18A
FY18E

Unhedged Debt-Adjusted CFPS(1)



2Q16-2Q18 CAGR
63.4%
2Q'16: ESTE Acquires Lynden Energy
2Q'17: ESTE Acquires 20,900 Net Acres from Bold Energy
4Q'17: ESTE Sale of Bakken assets for $27 million
Unhedged Debt-Adjusted CFPS
Total Debt / LQA Adjusted EBITDAX
$2.00
$1.60
$1.20
$0.80
$0.40
$0.00
3.0x
2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
$0.56
0.8x
$0.33
1.3x
$1.16
0.5x
$0.94
0.7x
$0.85
1.2x
$1.08
1.0x
$1.26
0.3x
$1.74
0.3x
$1.50
0.3x
2Q'2016
3Q'2016
4Q'2016
1Q'2017
2Q'2017
3Q'2017
4Q'2017
1Q'2018
2Q'2018
ESTE Leverage

Track record of growing debt-adjusted cash flow per share drives greater overall shareholder returns

Source: ESTE Management, investor presentations, company filings

(1) Figures are not pro forma for Sabalo transaction. LQA Adjusted EBITDAX is calculated by multiplying ESTE's respective quarter ended actual Adjusted EBITDAX amount by four. Q3 Estimated Annualized EBITDAX is calculated by multiplying the midpoint of company estimates for ESTE's Q3 Estimated EBITDAX by four. The LQA and Q3 Estimated Annualized Adjusted EBITDAX amounts calculated for purposes of this presentation are not intended to be indicative of ESTE's actual year end Adjusted EBITDAX results. Adjusted EBITDAX is a non-GAAP financial measure. Please see pages 33-36 for reconciliations of Adjusted EBITDAX to net income (loss), Earthstone's most directly comparable financial measure calculated in accordance with GAAP

(2) Represents sales volumes

(3) FY18E, Q3 Estimated Annualized EBITDAX and estimated Q3 daily production reflect midpoint of company estimates

(4) Includes re-engineering, workovers and ad valorem taxes

EARTHSTONE Energy, Inc. 25

Recent Southern Midland Basin Results

Recent Well Results

	Well Name	Operator	IPW2 (Boe/d)	% Oil
1	SRH North #1526HU	Apache	1,403	85%
2	SRH North #1527HA	Apache	1,266	75%
3	University 3-310 PU #9H	Pioneer	1,242	84%
4	Chico East #236HS	Sable	1,114	86%
5	Ham A1 #101LH	Callon	2,034	86%
6	WTG 4-232 A #2BL	Earthstone	2,000	93%
7	Benedum 3-6 1BL	Earthstone	1,875	87%
8	Eaglehead A-A3 #3LH	Callon	1,437	85%
9	Rocker B #133H	Pioneer	1,397	82%
10	Karen P1 Unit #5101BH	Concho	1,388	88%
11	West Hartgrove 1 #1BU	Earthstone	1,267	86%
12	Fantasy #717WB	Henry	1,075	89%
13	Hartgrove 22 A #4HL	Earthstone	1,030	93%
14	University 9 #2707 WC	Sequitur	900	92%
15	Taylor 45-33 #4601	Parsley	3,214	77%
16	Oliver 39-34 #4807H	Parsley	2,522	77%
17	Paige 13A & 12A #4801H	Parsley	1,827	74%
18	Char Hughes 28-2 #4803H	Parsley	1,304	82%
19	Char Hughes 28-2 #4803H	Parsley	1,304	82%
20	Eaglehead C A3 #26CH	Callon	1,197	90%
21	University Orange #6091C	PT Petroleum	1,101	93%
22	Bast 34 & 39 #4809H	Parsley	1,054	75%
23	West Hartgrove 1 #2C	Earthstone	995	77%
24	Jalonick 40-45 #242	Endeavor	734	76%
25	Victor 1223 #4804H	Parsley	541	82%
26	University 2-20 #76H	Pioneer	2,998	82%

Wolfcamp A · Wolfcamp B · Wolfcamp C · Wolfcamp D

Southern Midland Basin Activity Map



Industry Well
ESTE Well
ESTE Planned Q3/Q4 2018
ESTE Acreage
Midland
Tom Green
Reagan
Upton
Irion
Crockett
Pecos
CONCHO
PARSLEY ENERGY
CALLON
PIONEER
Apache

Source: Company filings, investor presentations, 1Derrick
Note: All well completions filed since Jan 2017; IP tests are 24 hour tests

EARTHSTONE Energy, Inc. 26

ESTE Southern Midland Basin Well Performance Update  Outperforming initial expectations and generating attractive returns at strip prices with cost inflations  Improved internal rate of return (“IRR”) due to initial production outperforming previous type curves Reagan County Results(1) Midland and Upton County Results(2) 150 ~750 2017 Reagan Co Avg. (16 wells) 150 Midland & Upton Co Avg. (6 wells) MBo Texaco-Parish 1 #1HU Texaco-Parish 2 #1HM Hamman 45 #6HM Hartgrove 22A 3HU 120 Hamman 45 #7HL Hartgrove 22A 4HL 120 West Hartgrove 1 1BU West Hartgrove 1 2C WTG 4-232 A 2BL ~580 90 WTG 4-232 A 3A 90 MBo 60 60 Benedum WCB Lower w/ IP of 1,875 Boe/d 30 30 (87% oil) 7,500' NormCUMULATIVE PRODUCTION, MBOE (2STREAM) 7,500' Norm CUMULATIVE PRODUCTION, MBOE (2 STREAM) 0 0 0123456 0123456 TIME, MONTHS TIME, MONTHS Type Curve Summary (100% WI, 75% NRI 7,500' Laterals) (3) (4) (4) (5) Lateral Length DC & E EUR Oil NGL IRR Type Curve Area (ft) ($M) (MBoe) (%) (%) $50/$2.50 $60/$2.50 Midland / Upton 7,500 $7,200 1,000 67% 20% 74% >100% Reagan 7,500 $7,200 850 59% 22% 40% 58% Source: ESTE Management, investor presentations (1) Reflects average cumulative production of wells completed in 2017 in Reagan County; production data adjusted for downtime (2) Reflects average cumulative production of wells completed in 2016 and 2017 in Upton and Midland Counties (3) EUR calculated on a 2-stream basis (4) Percent oil and NGL calculated on a 3-stream basis (5) Single well rates of return assumes 3-stream economics on flat price deck of Oil - $50.00 and $60.00/Bbl, Gas - $2.50/Mcf before deductions for transportation, gathering, and 27 quality differential. Assumes 3 month delay from spud to first sales

Continuous Focus on Operational Improvement Against Service Cost Inflation Backdrop

- Meaningful improvements in drilling days and prudent service cost management over past year
  - D&C / lateral foot flat despite inflationary environment in the last 12 months; however, current service costs are trending down
- Largely contiguous position should drive further operational efficiency and cost improvements
- Larger inventory of extended lateral locations also expected to drive improved efficiencies
- Earthstone's completion evolution is setting the stage for further well performance improvement
- Can apply current Midland Basin experience to Sabalo acreage to drive down per unit costs

Actual Drilling, Completions & Equipment Cost / Foot



Q3'17-Q2'18
Q-o-Q Avg.
%Change
3%
(3%)
$ / Lateral Foot
# of Wells
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
8
7
6
5
4
3
2
1
0
$868
$895
$1,205
$843
3
2
3
4
Q3' 17
Q4' 17
Q1' 18
Q2' 18
Wells

Spud Days-to-Total Depth



Q3'17-Q2'18
Q-o-Q Avg.
%Change
(13%)
(38%)
Days
Average Lateral Length
30
25
20
15
10
5
0
12,000
10,000
8,000
6,000
4,000
2,000
0
9,068
8,965
6,078
8,926
21.6
14.5
11.8
13.3
Q3' 17
Q4' 17
Q1' 18
Q2' 18
Average Lateral Length

Rig Release to Rig Release



Q3'17-Q2'18
Q-o-Q Avg.
%Change
(8%)
(24%)
Days
Average Lateral Length
30
25
20
15
10
5
0
12,000
10,000
8,000
6,000
4,000
2,000
0
26.9
9,068
8,965
21.9
19.4
6,078
8,926
20.4
Q3' 17
Q4' 17
Q1' 18
Q2' 18
Average Lateral Length

Source: ESTE Management
Note: Excludes wells that required additional casing string

EARTHSTONE Energy, Inc. 28

Acreage Trade – Central Reagan County

Acreage Trade Highlights

- In October 2018, ESTE traded non-operated working interests in Glasscock County and paid $27.8 million in cash for operated working interests in Reagan County with an offset operator
- Added 3,899 operated net acres to Reagan County position (~100% working interest)
- Includes 14 PDP wells (8 horizontal, 6 vertical)
- Net increase of 350 Boe/d and 2,677 acres
- Additionally, ESTE expects to finalize an additional lease acquisition which will add ~760 net acres in Reagan County
- With these acreage transactions, ESTE's total net acreage in the Midland Basin has increased to ~30,000 acres, of which ~23,300 acres are operated
  - ~14,000 contiguous net acres with 85% working interest in Central Reagan County


Upton
Reagan

Pre-Trade



Post-Trade



ESTE Acreage | Trade Added Acreage | Pending Acreage Acquisition

EARTHSTONE Energy, Inc. 29

Appendix 30

Proven Leadership and Track Record of Value Creation

Operating team has extensive experience running multi-rig development programs across various basins

	Years of Experience	Years Working Together	Title
Frank Lodzinski	46	29	CEO
Robert Anderson	30	14	President
Steve Collins	28	21	Operations
Mark Lumpkin	21	1	CFO
Tim Merrifield	37	18	Geology and Geophysics
Francis Mury	42	29	Drilling and Development
Tony Oviedo	37	1	Accounting and Administration

Track Record of Value Creation

1992-1996
Hampton Resources Corp. ("HPTR")
Gulf Coast
Initial investors – 7x return

1997-2001 Texoil, Inc. ("TXLI")
Gulf Coast, Permian Basin
Initial investors – 10x return

2001-2004
AROC, Inc. (Private)
Gulf Coast, Permian Basin, Mid-Con.
Initial investors – 4x return

2005-2007
Southern Bay Energy, LLC (Private)
Gulf Coast, Permian Basin
Initial Investors – 40% IRR

2007-2012
GeoResources, Inc. ("GEOI")
Eagle Ford, Bakken / Three Forks, Gulf Coast, Austin Chalk
Initial investors – 4.8x return

2014 Earthstone
Bakken (662 Boe/d)
Acquired Eagle Ford interests from Oak Valley Resources

Q2 2017
Earthstone Acquired 20,900 Net Acres from Bold Energy, LLC in Midland Basin

Q3 2018
Earthstone
Midland Basin, Eagle Ford 10,650 Boe/d [2]

Q4 2018
Earthstone enters into agreement to acquire ~20,800 Net Acres (11,200 Boe/d[1]) from Sabalo Energy, LLC in Midland Basin

1992 | 1997 | 2001 | 2005 | 2007 | 2014 | 2017 | 2018

(1) Reflects estimated September 2018 sales volumes
(2) Represents midpoint of estimated Q3 2018 ESTE sales volumes
Source: ESTE Management, investor presentations, press releases

EARTHSTONE Energy, Inc. 31

Hedging Summary

Earthstone will continue to opportunistically add to its hedge position

Oil Production Hedged

Period	Volume (Bbls)	$/Bbl
Q3 2018	459,700	$54.55
Q4 2018	413,700	$54.05
FY 2019	2,354,100	$63.32
FY 2020	1,464,000	$65.87

LLS Argus Crude Oil Basis Swaps

Period	Volume (Bbls)	$/Bbl (Differential)
Q3 2018	92,000	$6.35
Q4 2018	92,000	$6.35
FY 2019	365,000	$4.50

Gas Production Hedged

Period	Volume (MMBtu)	$/MMBtu
Q3 2018	610,000	$2.947
Q4 2018	610,000	$2.947

WTI Midland Argus Crude Basis Swaps

Period	Volume (Bbls)	$/Bbl (Differential)
Q3 2018	181,800	($0.92)
Q4 2018	243,800	($1.90)
FY 2019	1,642,500	($6.19)
FY 2020	1,464,000	($2.74)

Oil Production Hedged vs. Oil Production FY Guidance[(1)]



(Volumes in Bbls)
43% Hedged
24% Hedged
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
3,923,750
1,697,250
9,855,000
2,354,100
FY18
FY19
Hedged Production (Bbls)

WTI Midland Argus Crude Basis Swap Volumes vs. Oil Production FY Guidance[(1)]



(Volumes in Bbls)
18% Hedged
17% Hedged
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
3,923,750
724,250
9,855,000
1,642,500
FY18
FY19
Hedged Production (Bbls)

Source: Investor presentations, ESTE Management
(1) Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Earthstone's control; full-year guidance volumes reflect midpoint of announced company guidance; hedging data as of 10/16/2018

EARTHSTONE Energy, Inc. 32

Reconciliation of Non-GAAP Financial Measure The following table provides a reconciliation of Net income to Adjusted EBITDAX for ESTE and the computation of Operating Cash Flow for Sabalo for the periods indicated: ESTE 3Q’18 Estimated Adjusted EBITDAX ($ in 000s) Sabalo 2Q’18A Operating Cash Flow ($ in 000s)(1) Low High Direct revenues $42,898 Net income (loss) $4,796 $5,715 Operating expenses (11,981) Accretion of asset retirement obligations 44 44 Operating Cash Flow $30,917 Impairment expense 833 833 Source: Unaudited interim financials Depletion, depreciation and amortization 12,762 12,842 Interest expense, net 564 564 (Gain) on sale of oil and gas properties (3,833) (3,833) Unrealized loss (gain) on derivative contracts 13,105 13,105 Stock based compensation (non-cash) 1,522 1,522 Income tax (benefit) 208 208 Adjusted EBITDAX $30,000 $31,000 Source: ESTE Management ESTE 2Q’18A Adjusted EBITDAX ($ in 000s) Net income (loss) $1,472 Accretion of asset retirement obligations 43 Impairment expense - Depletion, depreciation and amortization 10,812 Interest expense, net 610 Transaction costs - (Gain) on sale of oil and gas properties (63) Exploration - Unrealized loss (gain) on derivative contracts 5,858 Stock based compensation (non-cash) 2,073 Income tax (benefit) (302) Adjusted EBITDAX $20,503 Source: SEC Filings, Investor Presentations Source: ESTE Management 33 (1) Per unaudited interim combined statement of revenues and direct operating expenses of Sabalo and Shad Properties for the three months ended June 30, 2018